Exhibit 16.1

PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft Bernhard-Wicki-Straße 8 80636 München Postfach 21 02 63 80672 München www.pwc.de
Pricewaterhouse Coopers GmbH Wirtschaftsprüfungsgesellschaft Bernhard-Wicki-Straße 8, 80636 München U.S. Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549	Tel.: +49 89 5790-5484 Fax: +49 69 9585-928016 Alexander.Fiedler@pwc.com March 1, 2024 AFI

Dear Sir or Madam:

We have read the statements made by Sono Group N.V. pursuant to Item 16F(a) of Form 20-F (copy attached), which we understand will be filed with the Securities and Exchange Commission on Form 6-K/A of Sono Group N.V. dated March 1, 2024. We agree with the statements concerning our firm contained therein.

Very truly yours,

PricewaterhouseCoopers GmbH

Wirtschaftsprüfungsgesellschaft

/s/Alexander Fiedler	/s/ppa. Sylvia Eichler
Wirtschaftsprüfer	Wirtschaftsprüferin
(German Public Auditor)	(German Public Auditor)

Attachment

Vorsitzender des Aufsichtsrats: WP StB Dr. Norbert Vogelpoth

Mitglieder der Geschäftsführung: WP StB Petra Justenhoven, WP Stefan Frühauf, WP Daniela Geretshuber, Rusbeh Hashemian, FCA Erik Hummitzsch, WP Clemens Koch, Damir Maras, WP StB Dietmar Prümm, StB RA Björn Viebrock

Sitz der Gesellschaft: Frankfurt am Main, Amtsgericht Frankfurt am Main HRB 107858

PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft ist Mitglied von PricewaterhouseCoopers International, einer Company limited by guarantee registriert in England und Wales

Change in Registrant’s Certifying Accountants

This report on Form 6-K/A is submitted in connection with a change of auditor by the Company. PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft (“PwC”) has served as the Company’s independent registered public accounting firm since 2020. On January 31, 2024, PwC declined to stand for re-appointment to serve as the independent registered public accounting firm for the audits of the Company’s financial statements for the financial year ending December 31, 2023.

The audit report of PwC on the Company’s financial statements as of and for the fiscal years ended December 31, 2022 and 2021 filed with the SEC did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that PwC’s audit report on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2022 and December 31, 2021 included an explanatory paragraph indicating that there was substantial doubt about the Company’s ability to continue as a going concern.

During the fiscal years ended December 31, 2022 and 2021, and in the subsequent interim period through January 31, 2024, (i) there were no disagreements (as defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions thereto) with PwC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement(s) in its reports on the consolidated financial statements for such years, and (ii) there were no “reportable events” (as defined in Item 16F(a)(1)(v) of Form 20-F) except for the material weaknesses in the Company’s internal controls over financial reporting disclosed in Part II, Item 15 of the Company’s Annual Report on Form 20-F for the year ended December 31, 2022 filed with the SEC on December 22, 2023.

In accordance with Item 16F(a)(3) of Form 20-F, the Company provided PwC with a copy of the above disclosure and requested that PwC furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of PwC’s letter, dated March 1, 2024, is filed as Exhibit 16.1 to this Form 6-K/A.